Exhibit 99.1

Cohen & Steers Income Opportunities REIT, Inc. 1166 Avenue of the Americas New York, NY 10036 212 832 3232 Contact: Robert Klemens Vice President Communications 212 796 9377

Cohen & Steers Income Opportunities REIT, Inc.
Acquires Kroger-Anchored Shopping Center

New York, November 4, 2025—Cohen & Steers Income Opportunities REIT, Inc. (“CNSREIT”) announced today its acquisition of Rio Hill Shopping Center, a grocery-anchored open-air shopping center in the Charlottesville, VA market. The acquisition was made through a programmatic joint venture with Phillips Edison & Company (NASDAQ: PECO – “PECO”), a publicly-traded owner and operator of grocery-anchored U.S. neighborhood shopping centers. This is CNSREIT’s third acquisition with PECO and seventh open-air shopping center in the portfolio.

Rio Hill Shopping Center is a 288,000 square foot open-air shopping center. Located five miles northeast of downtown Charlottesville, the property is grocery-anchored and leased to desirable retailers including Kroger and two TJX Cos concepts.

The property is located in the affluent and growing Rio submarket, which has a 3-mile median household income of $81,000. It also benefits from the broader Charlottesville market, which since 2015 has seen population growth above the national average and cumulative median household income growth of 52%.1

James S. Corl, Chief Executive Officer of CNSREIT and Head of the Private Real Estate Group at Cohen & Steers, said:
“We believe Rio Hill Shopping Center is a high-quality property in a growing submarket with an extremely strong grocery store and likewise strong inline tenancy, making it a welcome addition to CNSREIT’s growing portfolio of necessity-driven shopping centers. Not every college town will be a winner going forward as higher education enters consolidation mode. But the University of Virginia is definitely on the winning side of the trade, and Charlottesville is the beneficiary.”

1 Source: American Community Survey (ACS) 2024 data

CNSREIT is acquiring high-quality properties that seek to generate attractive income potential alongside best-in-class operators and has an initial focus on well-anchored, necessity-driven shopping centers. Open-air shopping centers are at their highest occupancy level of the past 16 years at 95.7%2, according to real estate analytics provider CoStar Group.

About CNSREIT. Cohen & Steers Income Opportunities REIT, Inc. is a perpetual-life, non-listed REIT formed to invest primarily in high quality, income-focused, stabilized properties within the United States. CNSREIT is externally managed by Cohen & Steers Capital Management, Inc., a subsidiary of Cohen & Steers, Inc. Further information can be found at www.cnsreit.com.

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including listed and private real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.

About Phillips Edison & Company.
Phillips Edison & Company, Inc. (“PECO”) is one of the nation’s largest owners and operators of high-quality, grocery-anchored neighborhood shopping centers. Founded in 1991, PECO has generated strong results through its vertically-integrated operating platform and national footprint of well-occupied shopping centers. PECO’s centers feature a mix of national and regional retailers providing necessity-based goods and services in fundamentally strong markets throughout the United States. PECO’s top grocery anchors include Kroger, Publix, Albertsons and Ahold Delhaize. As of September 30, 2025, PECO managed 328 shopping centers, including 303wholly-owned centers comprising 34.0 million square feet across 31 states and 25 shopping centers owned in three institutional joint ventures. PECO is focused on creating great omni-channel, grocery-anchored shopping experiences and improving communities, one neighborhood shopping center at a time. Learn more at www.phillipsedison.com.

Forward-Looking Statements
This press release contains forward looking statements within the meaning of the federal securities laws. These forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “identified” or other similar words or the negatives thereof. These may include CNSREIT’s financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, statements with respect to acquisitions, statements regarding future performance and statements regarding identified but not yet closed acquisitions. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. CNSREIT believes these factors also include but are not limited to those described under the section entitled “Risk Factors” in the prospectus, as amended and supplemented from time to time, filed with the Securities and
2 Source: CoStar

Exchange Commission (the “SEC”), which is accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document. Except as otherwise required by federal securities laws, CNSREIT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

Cohen & Steers Income Opportunities REIT, Inc. Contact:
Robert Klemens
Vice President, Communications
media@cohenandsteers.com

SOURCE: Cohen & Steers Income Opportunities REIT, Inc.
Website: https://www.cnsreit.com/

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